Exhibit 10.3

CEO FORM

REV RENEWABLES INC.

2022 LONG TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT GRANT NOTICE

(FORM OF CEO AWARD)

Pursuant to the terms and conditions of the REV Renewables Inc. 2022 Long Term Incentive Plan (the “Plan”), REV Renewables Inc., a Delaware corporation (the “Company”), hereby grants to the individual listed below (“you” or the “Participant”) the number of Restricted Stock Units (the “RSUs”) set forth below. This award of RSUs (this ”Award”) is subject to the terms and conditions set forth herein and in the Restricted Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, each of which is incorporated herein by reference. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Participant:	[ ]

Date of Grant:	[ ]

Vesting Commencement Date:	[ ]

Total Number of Restricted Stock Units:	[ ]

Vesting Schedule:	[ ]

By your signature below, you agree to be bound by the terms and conditions of the Plan, the Agreement and this Restricted Stock Unit Grant Notice (this “Grant Notice”). You acknowledge that you have reviewed the Agreement, the Plan and this Grant Notice in their entirety and fully understand all provisions of the Agreement, the Plan and this Grant Notice. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee, in its sole discretion, regarding any questions or determinations that arise under the Agreement, the Plan or this Grant Notice. This Grant Notice may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Grant Notice to be executed by an officer thereunto duly authorized, and the Participant has executed this Grant Notice, effective for all purposes as provided above.

REV RENEWABLES INC.

By:
Name:
Title:

PARTICIPANT

Name:

SIGNATURE PAGE TO RESTRICTED STOCK UNIT

GRANT NOTICE AND AWARD AGREEMENT

EXHIBIT A

RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (together with the Grant Notice to which this Agreement is attached, this “Agreement”) is made as of the Date of Grant set forth in the Grant Notice to which this Agreement is attached by and between REV Renewables Inc., a Delaware corporation (the “Company”), and [                 ] (the “Participant”). Capitalized terms used but not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice.

1. Definitions. For purposes of this Agreement, the following terms shall have the meanings specified below.

(a) “Cause” means “cause” (or a term of like import) as defined under the Participant’s Employment Agreement or, in the absence of such a plan or agreement that defines “cause” (or a term of like import), Cause shall mean (i) the Participant’s material breach of any offer letter or other written agreement between the Participant and the Company or an Affiliate; (ii) the Participant’s material breach of any law applicable to the workplace or employment relationship, or the Participant’s material breach of any policy or code of conduct established by the Company or an Affiliate applicable to the Participant, including the Company’s policies on insider trading, discrimination, harassment and sexual harassment; (iii) the Participant’s gross negligence, willful misconduct, breach of fiduciary duty, fraud, theft or embezzlement on the part of the Participant; (iv) the commission by the Participant of, or conviction or indictment of the Participant for, or plea of nolo contendere by the Participant to, any felony (or state law equivalent) or any crime involving moral turpitude; or (v) the Participant’s willful failure, other than due to Disability, or refusal to perform the Participant’s obligations or to follow any lawful directive from the Company, as determined by the Company; provided, however, that if the Participant’s action or omissions as set forth in clause (v) are of such a nature that the Company determines that they are curable by the Participant, such actions or omissions must remain uncured 30 days after the Company provides the Participant written notice of the obligation to cure such actions or omissions.

(b) “Date of Termination” means “date of termination” (or term of like import) as defined under the Participant’s Employment Agreement or, in the absence of such a plan or agreement that defines “date of termination” (or a term of like import), Date of Termination shall mean the date on which Participant’s employment with the Company or an Affiliate terminates.

(c) “Disability” means “disability” (or a term of like import) as defined under the Participant’s Employment Agreement or, in the absence of such a plan or agreement that defines “disability” (or a term of like import), Disability shall mean the Participant is unable to perform the essential functions of the Participant’s position (after accounting for reasonable accommodation, if applicable and required by applicable law), due to physical or mental impairment or other incapacity that continues, or can reasonably be expected to continue, for a period in excess of 90 consecutive days or 180 days, whether or not consecutive, in any 12-month period. The determination of whether the Participant has incurred a Disability shall be made in good faith by the Company.

(d) “Employment Agreement” means that certain Amended and Restated Employment Agreement between the Rev Renewables, LLC, Rev Ops, LLC and the Participant dated as of March 18, 2022, as amended from time to time, or in, the event such Employment Agreement is no longer effective the Company’s severance plan covering the Participant or the Participant’s offer letter, employment or severance agreement with the Company or an Affiliate, as in effect from time to time.

(e) “Good Reason” means “good reason” (or a term of like import) as defined under the Participant’s Employment Agreement.

(f) “Participant Covenants” means sections 6, 7 and 8 of the Employment Agreement.

(g) “Qualifying Termination” means a termination of the Participant’s employment with the Company or an Affiliate (A) by the Company or an Affiliate without Cause or (B) by Participant for Good Reason.

2. Award. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the Date of Grant set forth in the Grant Notice (the “Date of Grant”), the Company hereby grants to the Participant the number of RSUs set forth in the Grant Notice on the terms and conditions set forth in the Grant Notice, this Agreement and the Plan, which is incorporated herein by reference as a part of this Agreement. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control. To the extent vested, each RSU represents the right to receive one share of Stock, subject to the terms and conditions set forth in the Grant Notice, this Agreement and the Plan. Unless and until the RSUs have become vested in the manner set forth in the Grant Notice, the Participant will have no right to receive any Stock in respect of the RSUs. Prior to settlement of this Award, the RSUs and this Award represent an unsecured obligation of the Company, payable only from the general assets of the Company.

3. Vesting of RSUs.

(a) Except as otherwise set forth in Section 3(b), the RSUs shall vest in accordance with the vesting schedule and all terms and conditions set forth in the Grant Notice. Unless and until the RSUs have vested in accordance with such vesting schedule, the Participant will have no right to receive any dividends or other distribution with respect to the RSUs. Upon the earlier of (i) a termination of the Participant’s employment with the Company or an Affiliate or (ii) in the sole discretion of the Committee, receipt by the Company of notice of Participant’s resignation or termination, in either case, prior to the vesting of all of the RSUs (but after giving effect to Section 3(b)), any unvested RSUs (and all rights arising from such RSUs and from being a holder thereof) will terminate automatically without any further action by the Company and will be forfeited without further notice and at no cost to the Company.

(b) [                     ]

(c) Notwithstanding any provision herein to the contrary, in the event of any inconsistency between this Section 3 and any employment agreement entered into by and between you and the Company or its Affiliates, the terms of this Agreement shall control.

4. Dividend Equivalents. In the event that the Company declares and pays a dividend in respect of its outstanding shares of Stock and, on the record date for such dividend, the Participant holds RSUs granted pursuant to this Agreement that have not been settled, the Company shall record the amount of such dividend in a bookkeeping account and pay to the Participant an amount in cash equal to the cash dividends the Participant would have received if the Participant was the holder of record, as of such record date, of a number of shares of Stock equal to the number of RSUs held by the Participant that have not been settled as of such record date, such payment to be made on or within 60 days following the date on which such RSUs vest and are settled in accordance with Sections 3 and 5, respectively. For purposes of clarity, if the RSUs (or any portion thereof) are forfeited by the Participant pursuant to the terms of this Agreement, then the Participant shall also forfeit the Dividend Equivalents, if any, accrued with respect to such forfeited RSUs. No interest will accrue on the Dividend Equivalents between the declaration and payment of the applicable dividends and the settlement of the Dividend Equivalents.

5. Settlement of RSUs.

(a) As soon as administratively practicable following the vesting of RSUs pursuant to Section 3, but in no event later than 60 days after such vesting date, the Company shall deliver to the Participant a number of shares of Stock equal to the number of RSUs subject to this Award. All shares of Stock issued hereunder shall be delivered either by delivering one or more certificates for such shares to the Participant or by entering such shares in book-entry form, as determined by the Committee in its sole discretion. The value of shares of Stock shall not bear any interest owing to the passage of time. Neither this Section 5 nor any action taken pursuant to or in accordance with this Agreement shall be construed to create a trust or a funded or secured obligation of any kind.

(b) If the Participant is subject to any Company “blackout” policy or other trading restriction imposed by the Company on the date a settlement would otherwise be made pursuant to Section 5(a), such settlement shall be instead made on the earlier of (i) the date that the Participant is not subject to any such policy or restriction and (ii) the date that is one day prior to the date that is two and one-half months following the end of the calendar year in which the vesting date occurred.

6. Tax Withholding. To the extent that the receipt, vesting or settlement of this Award results in compensation income or wages to the Participant for federal, state, local or foreign tax purposes, the Participant shall make arrangements satisfactory to the Company for the satisfaction of obligations for the payment of withholding taxes and other tax obligations relating to this Award, which arrangements, subject to the Committee’s approval at the time of such withholding event in its sole discretion, may include the delivery of cash or cash equivalents, Stock (including previously owned Stock, net settlement, a broker-assisted sale, or other cashless withholding or reduction of the amount of shares otherwise issuable or delivered pursuant to this Award), other property, or any other legal consideration the Committee deems appropriate in its sole discretion. If such tax obligations are satisfied through net settlement or the surrender of previously owned Stock, the maximum number of shares of Stock that may be so withheld (or surrendered) shall be the number of shares of Stock that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, local or foreign tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Company with respect to this Award, as determined by the Committee in its sole discretion. Any fraction of a share of Stock required to satisfy such tax obligations shall be disregarded and the amount due shall be paid instead in cash to the Participant. The Participant acknowledges that there may be adverse tax consequences upon the receipt, vesting or settlement of this Award or disposition of the underlying shares and that the Participant has been advised, and hereby is advised, to consult a tax advisor. The Participant represents that the Participant is in no manner relying on the Board, the Committee, the Company or an Affiliate or any of their respective managers, directors, officers, employees or authorized representatives (including, without limitation, attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences.

7. Employment Relationship. For purposes of this Agreement the Participant shall be considered to be employed by the Company or an Affiliate as long as the Participant remains an employee of any of the Company, an Affiliate or a corporation or other entity (or a parent or subsidiary of such corporation or other entity) assuming or substituting a new award for this Award. Without limiting the scope of the preceding sentence, it is expressly provided that the Participant shall be considered to have terminated employment with the Company (a) when the Participant ceases to be an employee of any of the Company, an Affiliate, or a corporation or other entity (or a parent or subsidiary of such corporation or other entity) assuming or substituting a new award for this Award or (b) at the time of the termination of the “Affiliate” status under the Plan of the corporation or other entity that employs the Participant.

8. Leave of Absence. With respect to the Award, the Company may, in its sole discretion, determine that if the Participant is on a leave of absence for any reason the Participant will be considered to still be in the employ of, or providing services for, the Company, provided that rights to the RSUs during a leave of absence will be limited to the extent to which those rights were earned or vested when the leave of absence began.

9. Non-Transferability. During the lifetime of the Participant, the RSUs may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the shares of Stock underlying the RSUs have been issued, and all restrictions applicable to such shares have lapsed. Neither the RSUs nor any interest or right therein shall be liable for the debts, contracts or engagements of the Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

10. Compliance with Applicable Law. Notwithstanding any provision of this Agreement to the contrary, the issuance of shares of Stock hereunder will be subject to compliance with all applicable requirements of applicable law with respect to such securities and with the requirements of any stock exchange or market system upon which the Stock may then be listed. No shares of Stock will be issued hereunder if such issuance would constitute a violation of any applicable law or regulation or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, shares of Stock will not be issued hereunder unless (a) a registration statement under the Securities Act is in effect at the time of such issuance with respect to the shares to be issued or (b) in the opinion of legal counsel to the Company, the shares to be issued are permitted to be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary for the lawful issuance and sale of any shares of Stock hereunder will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained. As a condition to any issuance of Stock hereunder, the Company may require the Participant to satisfy any requirements that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company.

11. Legends. If a stock certificate is issued with respect to shares of Stock issued hereunder, such certificate shall bear such legend or legends as the Committee, in its sole discretion, deems appropriate in order to reflect the restrictions set forth in this Agreement and to ensure compliance with the terms and provisions of this Agreement, the rules, regulations and other requirements of the SEC, any applicable laws or the requirements of any stock exchange on which the Stock is then listed. If the shares of Stock issued hereunder are held in book-entry form, then such entry will reflect that the shares are subject to the restrictions set forth in this Agreement.

12. Rights as a Stockholder. The Participant shall have no rights as a stockholder of the Company with respect to any shares of Stock that may become deliverable hereunder unless and until the Participant has become the holder of record of such shares of Stock, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such shares of Stock, except as otherwise specifically provided for in the Plan or this Agreement.

13. No Right to Continued Employment or Awards. Nothing in the adoption of the Plan, nor the award of the RSUs thereunder pursuant to the Grant Notice and this Agreement, shall confer upon the Participant the right to continued employment by the Company or any Affiliate, or any other entity, or affect in any way the right of the Company or any such Affiliate, or any other entity to terminate such employment at any time. The grant of the RSUs is a one-time benefit and does not create any contractual or other right to receive a grant of Awards or benefits in lieu of Awards in the future. Any future Awards will be granted at the sole discretion of the Company.

14. Notices. All notices and other communications under this Agreement shall be in writing and shall be delivered to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, unless otherwise designated by the Company in a written notice to the Participant (or other holder):

REV Renewables Inc.

Attn: General Counsel

575 Fifth Avenue, Suite 2501

New York, NY 10017

If to the Participant, at the Participant’s last known address on file with the Company.

Any notice that is delivered personally or by overnight courier or telecopier in the manner provided herein shall be deemed to have been duly given to the Participant when it is mailed by the Company or, if such notice is not mailed to the Participant, upon receipt by the Participant. Any notice that is addressed and mailed in the manner herein provided shall be conclusively presumed to have been given to the party to whom it is addressed at the close of business, local time of the recipient, on the fourth day after the day it is so placed in the mail.

15. Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports and all other forms of communications) in connection with this and any other Award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which the Participant has access. The Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.

16. Agreement to Furnish Information. The Participant agrees to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirement imposed upon the Company by or under any applicable statute or regulation.

17. Entire Agreement; Amendment. This Agreement and the Plan constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the RSUs granted hereby and the subject matter hereof; provided¸ however, that the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any offer letter, employment, consulting or severance agreement between the Company (or an Affiliate or other entity) and the Participant in effect as of the date a determination is to be made under this Agreement, and the Participant Covenants are in addition to and shall complement (and shall not replace or supersede) any confidentiality or non-disclosure, non-competition, non-solicitation, or intellectual property assignment obligations that the Participant may have to the Company or other member of the Company Group (whether arising by contract, common law, statute, or otherwise). The Committee, may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan; provided, however, that except as otherwise provided in the Plan or this Agreement, any such amendment that materially reduces the rights of the Participant shall be effective only if it is in writing and signed by both the Participant and an authorized officer of the Company.

18. Severability and Waiver. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of such provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect. Waiver by any party of any breach of this Agreement or failure to exercise any right hereunder shall not be deemed to be a waiver of any other breach or right. The failure of any party to take action by reason of such breach or to exercise any such right shall not deprive the party of the right to take action at any time while or after such breach or condition giving rise to such rights continues.

19. Clawback. Notwithstanding any provision in the Grant Notice, this Agreement or the Plan to the contrary, to the extent required by (a) applicable law, including the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any SEC rule or any applicable securities exchange listing standards or (b) any policy that may be adopted or amended by the Board from time to time, all shares of Stock issued hereunder shall be subject to forfeiture, repurchase, recoupment or cancellation to the extent necessary to comply with such law(s) or policy. Furthermore, all shares of Stock issued hereunder shall be subject to forfeiture, repurchase, recoupment or cancellation (as applicable) if (a) the Company terminates Participant’s employment for Cause, (b) a condition existed prior to the Date of Termination that, had the Company been fully aware of such condition, would have given the Company the right to terminate Participant’s employment for Cause or (c) breaches of any of the obligations set forth in the Participant Covenants.

20. Insider Trading Policy. The terms of the Company’s insider trading policy, as amended from time to time, with respect to shares of Stock are incorporated herein by reference.

21. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED THEREIN, EXCLUSIVE OF THE CONFLICT OF LAWS PROVISIONS OF DELAWARE LAW. With respect to any claim or dispute related to or arising under this Agreement, Participant hereby consents to the exclusive jurisdiction, forum and venue of the state and federal courts (as applicable) located in New Castle County, Delaware. The parties hereto waive, to the fullest extent permitted by law, any defenses to venue and jurisdiction in New Castle County, Delaware.

22. Successors and Assigns. The Company may assign any of its rights under this Agreement without the Participant’s consent. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein and in the Plan, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators and the person(s) to whom the RSUs may be transferred by will or the laws of descent or distribution.

23. Participant Covenants. The Participant acknowledges and agrees that the issuance of this Award further aligns the Participant’s interests with the long-term interests of the Company and its direct and indirect subsidiaries (collectively, the “Company Group”). As a condition of the Participant’s receipt of the Award and as a material inducement for the Company to issue the Award and enter into this Agreement, the Participant expressly acknowledges and reaffirms the agreements set forth in the Participant Covenants. In issuing the Award, the Company is providing a further incentive for the Participant to build the Company Group’s goodwill and, after entry into this Agreement, the Company or another member of the Company Group shall provide the Participant access to Confidential Information (as defined in the Participant Covenants). As an express incentive for the Company to enter into this Agreement and issue the Participant the Award, and to protect the Confidential Information, and the Company Group’s goodwill and other legitimate business interests, the Participant has voluntarily agreed to the Participant Covenants.

24. Headings; References; Interpretation. Headings are for convenience only and are not deemed to be part of this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references herein to Sections shall, unless the context requires a different construction, be deemed to be references to the Sections of this Agreement. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” All references to “including” shall be construed as meaning “including without limitation.” Unless the context requires otherwise, all references herein to a law, agreement, instrument or other document shall be deemed to refer to such law, agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. All references to “dollars” or “$” in this Agreement refer to United States dollars. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

25. Counterparts. The Grant Notice may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Delivery of an executed counterpart of the Grant Notice by facsimile or portable document format (.pdf) attachment to electronic mail shall be effective as delivery of a manually executed counterpart of the Grant Notice.

26. Section 409A. This Agreement is intended to comply with the Nonqualified Deferred Compensation Rules or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under the Nonqualified Deferred Compensation Rules. To the extent that the Committee determines, in its sole discretion, that the RSUs may not be exempt from the Nonqualified Deferred Compensation Rules, then, if the Participant is deemed to be a “specified employee” within the meaning of the Nonqualified Deferred Compensation Rules, as determined by the Committee in its sole discretion, at a time when the Participant becomes eligible for settlement of the RSUs upon his “separation from service” within the meaning of the Nonqualified Deferred Compensation Rules, then to the extent necessary to prevent any accelerated or additional tax under the Nonqualified Deferred Compensation Rules, such settlement will be delayed until the earlier of:

(a) the date that is six months following the Participant’s separation from service and (b) the Participant’s death. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with the Nonqualified Deferred Compensation Rules and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with the Nonqualified Deferred Compensation Rules.